UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) December 31, 2007
Commerce Bancorp, Inc.
(Exact name of Registrant as specified in its charter)

New Jersey	1-12069	22-2433468
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
Commerce Atrium, 1701 Route 70 East, Cherry Hill, NJ 08034-5400
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (856) 751-9000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
Item 8.01. OTHER EVENTS
Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
EX-10.1: AMENDMENT TO DENNIS M. DIFLORIO EMPLOYMENT AGREEMENT
EX-10.2: AMENDMENT TO DOUGLAS J. PAULS EMPLOYMENT AGREEMENT
EX-10.3: AMENDMENT TO ROBERT D. FALESE, JR. EMPLOYMENT AGREEMENT
EX-10.4: AMENDMENT TO GEORGE E. NORCROSS, III EMPLOYMENT AGREEMENT
EX-10.5: GEORGE E. NORCROSS, III NON-COMPETITION AGREEMENT
EX-99.1: PRESS RELEASE
EX-99.2: PRESS RELEASE

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
(e) Amendments to Employment Agreements
On December 18, 2007, the Compensation Committee approved, and on December 31, 2007, Commerce Bancorp, Inc. (the “Company”) entered into, amendments to the employment agreements between itself and each of Dennis M. DiFlorio, Chairman of Commerce Bank, N.A., Douglas J. Pauls, Chief Financial Officer of Commerce Bancorp, Inc. and Robert D. Falese, Jr., Chief Executive Officer of Commerce Bank, N.A. (the “Senior Officers”). The amendments provided for changes to the provisions regarding the application of the “golden parachute” rules to certain payments that may be made to the executives, and are primarily intended to address potential tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended, by eliminating the executive’s discretion to elect how parachute payments, if any, are reduced in order to avoid the imposition of the excise tax on excess parachute payments and by specifying the order in which any potential parachute payments, if any, will be reduced. The amendments also removed the Company’s ability to demand that the Senior Officers repay to the Company an amount equal to the portion of any parachute payments that would not be deductible by the Company or an affiliate under Section 280G of the Internal Revenue Code (plus interest).
On December 28, 2007, the Board of Directors approved, and on December 31, 2007, the Company entered into, an amendment to the employment agreement between itself and George E. Norcross, III, Chairman and Chief Executive Officer of Commerce Insurance Services, Inc. (“CIS”). In addition to the changes made to the employment agreements with the Senior Officers, in partial consideration of Mr. Norcross entering into the non-competition agreement with Commerce Bank/North described below, the amendment to Mr. Norcross’s employment agreement fixed the amount of the change in control payment payable thereunder to Mr. Norcross at $3,591,000, and provided that such payment would be made in a lump sum on the later of (i) the consummation of a sale of CIS to Mr. Norcross or a group organized by him or (ii) January 2, 2008 (the “Payment Date”).
On December 31, 2007, in connection with the sale of CIS to the group headed by Mr. Norcross described under Item 8.01 below, Mr. Norcross entered into a non-competition agreement with Commerce Bank/North pursuant to which Mr. Norcross is subject to certain restrictive covenants in favor of Commerce Bank/North and its affiliates (other than CIS) generally for a period of five years and, in consideration of the obligations under the non-competition agreement, is entitled to receive a lump sum cash payment of $4 million on the Payment Date in addition to the Company’s obligation to pay Mr. Norcross his change in control payment as described above.
The foregoing descriptions of the amendments to the employment agreements with Messrs. DiFlorio, Pauls, Falese and Norcross and the non-competition agreement with Mr. Norcross are not complete and are qualified in their entirety by reference to those agreements, copies of which are filed as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, hereto and are hereby incorporated into this report by reference.

Item 8.01. OTHER EVENTS
Fourth Quarter Charge. For the fourth quarter of 2007, the Company expects to record a provision for credit losses in the range of $50 million to $60 million, compared to $26 million recorded in the third quarter. The additional provision relates primarily to a large loan transferred to non-accrual during the third quarter (as described in the Company’s third quarter earnings release), residential real estate and related real estate development exposures, and exposures in the leveraged loan portion of the Company’s commercial portfolio.
Sale of Commerce Insurance Services, Inc. On December 31, 2007, the Company announced it completed the sale of its insurance brokerage business, Commerce Insurance Services, Inc. A copy of the press release announcing the completion of the transaction is attached hereto as Exhibit 99.1 and incorporated by reference herein.
Special Meeting of Shareholders. On January 7, 2008 Commerce announced the date, time and place of the special meeting of the Company’s shareholders (the “Special Meeting”) to be held in order to vote upon a proposal to approve the plan of merger contained in the merger agreement dated as of October 2, 2007, among the Company, The Toronto-Dominion Bank (“TD”) and Cardinal Merger Co. (the “Merger Agreement”), pursuant to which TD will acquire the Company. The Special Meeting will be held on February 6, 2008 at 4 p.m. eastern time at Commerce University, 4140 Church Road, Mt. Laurel, New Jersey. The press release announcing the special meeting is attached hereto as Exhibit 99.2 and incorporated by reference herein.
Settlement of Litigation. As described in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, ten putative shareholder class action lawsuits related to the merger were filed in the Superior Court of New Jersey in Camden and Essex Counties. All of the complaints named as defendants the Company and certain of the Company’s directors and officers, and seven of the ten complaints named a TD entity as a defendant. The complaints were consolidated before the Honorable John A. Fratto of the New Jersey Superior Court, Camden County, Law Division. In addition to the state court actions, the plaintiffs in a federal derivative action involving the Company pending in the United States District Court for the District of New Jersey, Camden Vicinage, filed a motion to amend the complaint on October 19, 2007 and to add claims on behalf of a putative class of shareholders relating to the merger substantially similar to those asserted in the state court actions described above. On November 21, 2007, the amendment was permitted. On December 11, 2007, the state court actions were stayed to permit all claims to proceed in federal court. That same day, the state court plaintiffs re-filed their claims in federal court, which action was consolidated with the prior pending federal action for pretrial purposes.
Although Commerce and TD believe that these lawsuits are without merit, they sought a settlement to avoid the burdens and expenses of further litigation. On December 28, 2007, the parties to the federal action participated in a mediation overseen by retired Magistrate Judge Joel Rosen of the United States District Court for the District of New Jersey. The parties continued negotiations, with the assistance of Judge Rosen, throughout December 29, 30 and 31, 2007. On December 31, 2007, the parties reached an agreement-in-principle to settle both the federal actions and the state court litigation described above, which was communicated to Judge Rosen and is subject to the approval of the Company’s Board of Directors. Pursuant to the terms of the settlement, reported to the court on January 2, 2008, the parties agreed, among other things, that the proxy statement/prospectus for the merger would include certain additional disclosures and that, conditioned upon the execution of a final stipulation of settlement, the merger agreement would be modified to provide that the termination fee in the merger would be reduced from $332 million to $255 million and that the 15-month period following termination in certain events during which the termination fee will be payable in the event that the Company or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, an acquisition proposal, will be reduced to a 12-month period. The parties also agreed that, if the settlement is finally approved, the plaintiffs’ claims in the federal action will be dismissed with prejudice as to all defendants other than Mr. Vernon Hill and will be dismissed without prejudice as to Mr. Hill and the plaintiff’s claims in the state actions will be dismissed with prejudice as to all defendants. The proposed settlement is subject to a number of conditions, including negotiation of definitive settlement documentation, consummation of the merger and final approval by the United States District Court for the District of New Jersey, Camden Vicinage.
Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits
10.1 Amendment to the Employment Agreement of Dennis M. DiFlorio dated December 31, 2007.
10.2 Amendment to the Employment Agreement of Douglas J. Pauls dated December 31, 2007.
10.3 Amendment to the Employment Agreement of Robert D. Falese, Jr. dated December 31, 2007.
10.4 Amendment to the Employment Agreement of dated George E. Norcross, III dated December 31, 2007.
10.5 Non-competition Agreement between George E. Norcross, III and Commerce Bank/North dated December 31, 2007.
99.1 Press release of Commerce Bancorp, Inc. dated December 31, 2007.
99.2 Press release of Commerce Bancorp, Inc. dated January 7, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Commerce Bancorp, Inc.

January 7, 2008	By:	/s/ Douglas J. Pauls

	Name:	Douglas J. Pauls
	Title:	Executive Vice President and Chief Financial Officer